EXHIBIT 23.2


            CONSENT OF HILL, BARTH & KING, INC., INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form SB-2 and related Prospectus of Coastal Bank Corporation for the registration of 1,725,000 shares of its common stock and to the incorporation therein of our report dated September 5, 1997, except for Note C as to which the date is October 29, 1997, relating to the financial statements of Coastal Bank Corporation as of August 31, 1997 and for the period from January 23, 1997 (date of inception) to August 31, 1997.

                                             HILL, BARTH & KING, INC.
                                             Certified Public Accountants

Naples, Florida
October 31, 1997